Exhibit 5.16

TRAUGER & TUKE

ATTORNEYS AT LAW

THE SOUTHERN TURF BUILDING

222 FOURTH AVENUE NORTH

NASHVILLE, TENNESSEE 37219-2117

TELEPHONE (615) 256-8585

TELECOPIER (515) 256-7444

August 4, 2006

CRC Health Corporation

20400 Stevens Creek Boulevard

Suite 600

Cupertino, California 95014

Re:	$200,000,000 aggregate principal amount of 10 3/4% Senior Subordinated Notes due February 1, 2016 of CRC Health Corporation issued in exchange for $200,000,000 aggregate principal amount outstanding of 10 3/4% Senior Subordinated Notes due February 1, 2016 of CRC Health Corporation and the related Exchange Guarantees.

Ladies and Gentlemen:

We have acted as local corporate counsel in the State of Tennessee (the “State”) to CRC Health Tennessee, Inc. (the “Guarantor”) in connection with (i) the proposed issuance by the CRC Health Corporation, a Delaware corporation (the “Issuer”), in an exchange offer (the “Exchange Offer”) of $200,000,000 aggregate principal amount of 10 3/4% Senior Subordinated Notes due February 1, 2016 (the “Exchange Notes”), which are to be registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Issuer’s outstanding 10 3/4% Senior Subordinated Notes due February 1, 2016 (the “Initial Notes”), which have not been, and will not be, so registered, (ii) the guarantee of the Exchange Notes (the “Exchange Guarantees”) by the Guarantor, and (iii) the preparation of the registration statement on Form S-4 filed by the Issuer and the Guarantor with the Securities and Exchange Commission (the “Registration Statement”) for the purpose of registering the Exchange Notes and the Exchange Guarantees under the Securities Act.

The Exchange Notes will be issued pursuant to an Indenture (the “Indenture”), dated as of February 6, 2006, between the Issuer, CRCA Merger Corporation, a Delaware corporation, the subsidiaries of the Issuer named on the signature pages thereto and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of July 7, 2006, between the Issuer, the Guarantor, the other subsidiaries of the Issuer named on the signature pages thereto, and the Trustee (the “Supplemental Indenture”). The terms of the Exchange Guarantees are contained in the Indenture and Supplemental Indenture and the Exchange Guarantees will be issued pursuant to the Indenture and Supplemental Indenture. Capitalized terms defined in the Indenture and not otherwise defined herein are used herein with the meanings so defined.

CRC Health Corporation

TRAUGER & TUKE

We have examined such documents and made such other investigation as we have deemed appropriate to render the opinion set forth below. As to matters of fact material to our opinion, we have relied, without independent verification, on representations made in the Indenture, Supplemental Indenture, certificates and other documents and other inquiries of officers of the Issuer and the Guarantor and of public officials.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Guarantor, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and, except as set forth below, the validity and binding effect thereof on such parties.

Our opinions set forth herein are limited to the laws of the State of Tennessee and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws. Opinion number 1 below is based solely upon a Certificate of Existence, dated July 31, 2006, issued by the Secretary of State of Tennessee for the Guarantor. We do not express any opinion with respect to the law of any jurisdiction other than Tennessee or as to the effect of any law other than Tennessee law on the opinions herein stated.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.	The Guarantor is validly existing and in good standing under the laws of Tennessee.

2.	The Supplemental Indenture has been duly authorized and executed by the Guarantor.

3.	The Exchange Guarantees have been duly authorized by the Guarantor.

4.	The execution of the Supplemental Indenture by the Guarantor and the performance by the Guarantor of the terms and provisions thereof do not, and the performance of the terms and provisions of the Exchange Guarantees in accordance with the Supplemental Indenture will not, violate any laws of Tennessee.

The opinions expressed herein are subject to (i) bankruptcy, insolvency, reorganization, receivership, liquidation, moratorium, fraudulent conveyance and other

CRC Health Corporation

TRAUGER & TUKE

similar laws relating to or affecting the rights or remedies of creditors or secured parties generally and (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law, including, without limitation, an implied covenant of good faith and fair dealing, fraudulent conveyance, preference, and equitable subordination).

To the extent any of the following may be contained in the Exchange Guarantees and the Indenture, we express no opinion with respect to the enforceability of self-help or equitable remedies; provisions which purport to establish evidentiary standards, grant or deny subrogation rights, allow the institution of proceedings or the exercise of any other rights without notice to the person against whom enforcement is sought; relate to the delay or omission of the enforcement of rights or remedies or severability; waive unmatured rights, impose liquidated damages, penalties, forfeitures, legal costs (other than reasonable legal costs and expenses), late payment charges or an increase in any interest rate upon delinquency in payment or the occurrence of a default; or provisions that require the Borrower to indemnify any party for consequential damages, for liabilities arising on account of such party’s own negligence, or for such party’s commercial unreasonableness, recklessness, willful misconduct, or unlawful conduct, or in violation of public policy.

We assume no responsibility for, and express no opinion as to, the accuracy of any representation or warranty or as to factual matters contained in the documents referenced in this opinion letter.

Our opinions set forth in this letter are based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

We consent to the incorporation by reference of this opinion in the Registration Statement and the filing of this opinion as an exhibit thereto and as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Exchange Guarantees. We also consent to the identification of our firm as local counsel to the Guarantor. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act. Ropes & Gray LLP may rely on this opinion in rendering their opinion to you with respect to the validity and enforceability of the Exchange Guarantees for inclusion as an exhibit to the Registration Statement.

Very truly yours,

TRAUGER & TUKE